Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 21st day of September, 2006, by and among AB&T National Bank (the “Bank”), a national bank; COMMUNITY CAPITAL BANCSHARES, INC., a bank holding company incorporated under the laws of the State of Georgia (the “Company”) (collectively, the Bank and the Company are referred to hereafter as the “Employer”), and KEITH G. BECKHAM, a resident of the State of Alabama (the “Employee”).

RECITALS:

WHEREAS, the Employer desires to employ the Employee as President and Chief Executive Officer of the Bank; and

WHEREAS, the Employee desires to accept employment as President and Chief Executive Officer of the Bank;

NOW THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereby agree as follows:

1.    Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meaning set forth below:

1.1    “Affiliate” shall mean any business entity which controls the Company, is controlled by or is under common control with the Company.

1.2    “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

1.3    “Area” shall mean the geographic area within the boundaries of Houston and Lee Counties, Alabama. It is the express intent of the Parties that the Area as defined herein is the area where the Employee performs services on behalf of the Employer under this Agreement.

1.4    “Business of the Employer” shall mean the business conducted by the Employer, which is commercial banking.

1.5    “Cause” shall mean:

1.5.1 With respect to termination by the Employer:

(a) A material breach of the terms of this Agreement by the Employee, including, without limitation, failure by the Employee to perform his duties and responsibilities in the manner and to the extent required under this Agreement, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employee by the President of the Company;

(b) Conduct by the Employee that amounts to fraud, dishonesty or willful misconduct in the performance of his duties and responsibilities hereunder;

(c) The conviction of the Employee of a felony;

(d) Conduct by the Employee that amounts to gross and willful insubordination or inattention to his duties and responsibilities hereunder; or

(e) The receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Employee or the Employer, provided that the Board of Directors of either the Company or the Bank determines in good faith that such action involves acts or omissions by or under the supervision of the Employee or that termination of the Employee could materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action.

1.5.2 With respect to termination by the Employee, a material diminution in the powers, responsibilities or duties of the Employee hereunder or a material breach of the terms of this Agreement by the Employer, which remains uncured after the expiration of thirty (30) days following the delivery of written notice of such breach to the Employer by the Employee.

1.6    “Change in Control” means any one of the following events:

(a) the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote fifty percent (50%) or more of any class of voting securities of either the Bank or the Company, as the case may be, or such other transaction as may be described under 12 C.F.R. Section 225.41(c)(1) or any successor thereto;

(b) within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) shall cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date shall be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors shall be deemed to be an Incumbent Director;

(c) the approval by the stockholders of the Company or a reorganization, merger or consolidation, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

(d) the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

1.7   “Confidentiality” means data and information relating to the business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

1.8   “Effective Date” shall mean January 1, 2006.

1.9   “Employer Information” means Confidential Information and Trade Secrets.

1.10        “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of the close of business on the last business day immediately preceding the first anniversary of the Effective Date or any termination of employment of the Employee under this Agreement as provided for in Section 3.

1.11        “Permanent Disability” shall mean the total inability of the Employee to perform his duties under this Agreement for the duration of the short-term disability period under the Employer’s policy then in effect as certified by a physician chosen by the Employer and reasonably acceptable to the Employee.

1.12         “Term” shall mean the Initial Term and all subsequent renewal periods.

1.13        “Trade Secrets” means Employer information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

2.    Duties.

2.1          Position. The Employee is employed as the President and Chief Executive Officer of the Bank and, subject to the direction of the President of the Company, shall perform and discharge well and faithfully the duties which may be assigned to him from time to time.

2.2          Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof, the Employee shall: (a) devote substantially all of his time, energy and skill during regular business hours to the performance of the duties of his employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties; (b) diligently follow and implement all management policies and decisions communicated to him by the President or Board of Directors of the Company; and (c) timely prepare and forward to the President or Board of Directors of the Company all reports and accounting as may be requested of the Employee.

2.3          Permitted Activities. The Employee shall devote his entire business time, attention and energies to the Business of the Employer and shall not during the Term be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing the Employee from (a) investing his personal assets in businesses which (subject to clause (b) below) are not in competition with the Business of the Employer and which will not require any services on the part of the Employee in their operation or affairs and in which his participation is solely that of an investor, (b) purchasing securities in any corporation whose securities are regularly traded provided that such purchase shall not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and (c) participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as the Board of Directors of the Company approves of such activities prior to the Employee’s engaging in them.

3.    Term and Termination.

3.1          Term. The first term of this Agreement begins on the 1st day of January 2006 and ends on the 31st day of December 2006, and shall be extended for additional terms of one year each unless cancelled by either party as of the end of the first term or any additional term upon not less than thirty (30) days notice prior to the end of any such term. Should the Employer exercise its option not to renew this Agreement, the Employer’s obligation to the Employee shall be controlled by Section 3.2 of this Agreement.

3.2          Termination. During the Term, the employment of the Employee under this Agreement may be terminated only as follows:

3.2.1 By the Employer:

(a) For Cause, upon written notice to the Employee pursuant to Section 1.5.1 hereof, in which event the Employer shall have no further obligation to the Employee except for the payment of any amounts earned and unpaid under Section 4 on the effective date of termination;

(b) Without Cause at any time, provided that the Employer shall give the Employee thirty (30) days’ prior written notice of its intent to terminate, in which event the Employer shall be required to continue to meet its obligations to the Employee under Sections 4.1 and 4.2 for a period equal to twelve (12) months following the effective date of termination and under Section 4.4 to the extent provided in that Section; or

(c) Upon the Permanent Disability of Employee at any time, provided that the Employer shall give the Employee thirty (30) days’ prior written notice of its intent to terminate, in which event the Employer shall be required to continue to meet its obligations to the Employee under Sections 4.1 and 4.2 for the period of six (6) months following the effective date of termination

3.2.2 By the Employee:

(a) For Cause, provided that the Employee shall give the Employer sixty (60) days’ prior written notice of his intent to terminate, in which event the Employer shall be required to continue to meet its obligations to the Employee under Section 4.1 and 4.2 for a period equal to twelve (12) months following the effective date of termination and under Section 4.4 to the extent provided in that Section;

(b) Without Cause, provided that the Employee shall give the Employer sixty (60) days’ prior written notice of his intent to terminate, in which event the Employer shall have no further obligation to Employee except future payment of any amounts earned and unpaid under Section 4 on the effective date of the termination; or

(c) Upon the Permanent Disability of the Employee, in which event the Employer shall be required to continue to meet its obligation to the Employee under Sections 4.1 and 4.2 for six (6) months following the effective date of termination.

3.3          If, within twelve (12) months prior to or twenty-four (24) months following a Change in Control, the Employee terminates his employment for Cause or the Employer terminates the Employee’s employment without Cause, the Employer shall be required to pay the Employee in cash a lump sum payment in an amount equal to 1.5 times the sum of (a) the average of the Employee’s Base Salary paid over the immediately preceding three (3) calendar years or, if less, over the Employee’s entire employment history with the Employer and (b) the average of the annual Incentive Compensation (as defined below) paid over the immediately preceding three (3) calendar years or, if less, over the Employee’s entire employment history with the Employer, which shall be paid to the Employee no later than ninety (90) days following the effective date of termination. Notwithstanding any other provision of this Agreement to the contrary, if the aggregate amount provided for in this Agreement and the other payments and benefits which the Employee has the right to receive from the Employer (the “Total Amount”) would constitute a “parachute payment,” as defined in Section 280G(b)(2) of the Internal Revenue Code, the Total Amount shall be reduced so that it does not exceed an amount equal to (i) 2.99 multiplied by (ii) the Employee’s “base amount” for the “base period,” as such terms are defined under Section 280G of the Internal Revenue Code. In the event the Total Amount is reduced by reason of this Section, the Employee shall be entitled to determine which portion of the Total Amount is to be reduced so that the Total Amount to be paid to the Employee, as so reduced, satisfies the limitation described in the immediately preceding sentence. Additionally, Employer shall deliver to Employee lien-free title to the vehicle which Employee is operating pursuant to Section 4.5 of this Agreement.

3.4          Termination By Agreement. At any time upon mutual, written agreement of the parties, in which event the Employer shall have no further obligation to the Employee except for the payment of any amounts earned and unpaid under Section 4 on the effective date of termination unless otherwise set forth in the written agreement.

3.5          Termination Due To Death. Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Employee’s death, in which event the Employer shall be requested to continue obligation to the Employee under Sections 4.1 and 4.2 for six (6) months following the effective date of termination.

3.6          Effect of Termination. Termination of the employment of the Employee pursuant to Section 3 shall be without prejudice to any right or claim which may have previously accrued to either the Employer or the Employee hereunder and shall not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement. Upon termination of the Employee’s employment, the Employer shall have no further obligation to the Employee or the Employee’s estate, except for payment of any amounts earned and unpaid under Section 4 on the effective date of termination and any payments set forth in Sections 3.2.1(b) or (c), Section 3.2.2(a) or (c), Section 3.3 or Section 3.5, as applicable.

4.    Compensation. The Employee shall receive the following salary and benefits.

4.1          Base Salary. From the beginning of the initial term of employment, the Employee shall be compensated at a base rate of $132,000 annually (the “Base Salary”). The Employee’s Base Salary shall be reviewed by the Board of Directors of the Company or its designee annually, and shall be adjusted annually thereafter by such amount, if any, as may be determined by the Board of Directors or its designee in their sole discretion. Base Salary shall be payable in accordance with the Employer’s normal payroll practices.

4.2          Incentive Compensation. Within ninety (90) days following the end of each calendar year of the Employer’s operations, the Employer shall pay the Employee a cash bonus, if any, based upon satisfying criteria established by the Board of Directors or President of the Company (in their sole discretion) and communicated to the Employee in writing no later than April 1 of that calendar year (the “Incentive Compensation”).

4.3          Options. Upon execution of this Employment Agreement, Employee shall be granted 2000 options for shares of stock in the Company.

4.4          Health Insurance.

(a) The Employee shall be entitled to participate in the health insurance plan provided by the Employer for its employees. The Employer will pay the full cost of the premiums under such plan for health insurance coverage for the Employee.

(b) In the event of (i) termination by the Employee For Cause (Section 3.2.2(a)), or (ii) termination by the Employee following a Change of Control (Section 3.3), the Employer shall reimburse Employee for the cost of premium payments paid by Employee to continue his then existing heath insurance as provided by the Employer for a period of six (6) months following the date of termination of employment.

(c) In the event of termination by the Employer Without Cause (Section 3.2.1(b)) or upon Permanent Disability (Section 3.2.1(c)), the Employer shall reimburse the Employee for the cost of premium payments paid by Employer to continue his then existing health insurance as provided by the Employer for a period of twelve (12) months following the date of termination of employment.

4.5          Automobile. Beginning as of the effective date, the Employer shall provide Employee with an automobile to be used by the Employee for business and personal purposes. The make and model of the automobile shall be determined by the Employer. The Employer will pay expenses associated with the operation, maintenance, repair and insurance for the automobile.

4.6          Life Insurance. Employer shall pay for term life insurance covering the life of Employee in an amount not less that two times the Employee’s annual salary. Employer may obtain this term life insurance through a health insurance plan or any other method which it chooses, so long as the benefit to be paid to the beneficiary of the Employee is equal to twice the annual salary.

4.7          Business Expenses: Memberships. The Employer specifically agrees to reimburse the Employee for (a) reasonable business (including travel) expenses incurred by him in the performance of his duties hereunder, as approved from time to time by the Board of Directors or President of the Company, and (b) the dues and business related expenditures, including initiation fees, associated with membership in a single country club and a single civic association both as selected by the Employee and in professional associations which are commensurate with his position; provided, however, that the Employee shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

4.8          Vacation. On a non-cumulative basis the Employee shall be entitled to four (4) weeks of vacation in each successive twelve-month period during the Term, during which his compensation shall be paid in full. Employee will endeavor to take at least two consecutive weeks each year for vacation, the other vacation to be taken at the time the Employer determines appropriate, taking into account the requirements of the Employer.

4.9          Benefits. In addition to the benefits specifically described herein, the Employee shall be entitled to such benefits as may be available from time to time for executives of the Employer similarly situated to the Employee. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices. Such benefits may include, by way of example only, profit sharing plans, retirement or investment funds, dental, health, life and disability insurance benefits and such other benefits as the Employer deems appropriate. The Employer makes no representation to the Employee regarding the taxability or non-taxability of any benefits provided under Section 4.

4.10       Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

5.    Employer Information.

5.1          Ownership of Information. All Employer Information received or developed by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer.

5.2          Obligation of the Employee. The Employee agrees (a) to hold Employer Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. In the event that the Employee is required by law to disclose any Employer Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to the Company when the Employee becomes aware that such disclosure has been requested and is required by law. This Section 5 shall survive for a period of six (6) months following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. §§ 10-1-760 - 10-1-767, with respect to Trade Secrets.

5.3          Delivery upon Request or Termination. Upon request by the Employer, and in any event upon termination of his employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to the Employer, including, without limitation, all Employer Information then in his possession or control.

6.    Non-Competition. The Employee agrees that during his employment by the Employer hereunder and, in the event of his termination by the Employer for Cause pursuant to Section 3.2.1(a), by the Employee without Cause pursuant to Section 3.2.2(b) or by the Employee in connection with a Change in Control pursuant to Section 3.3, for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on his own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, or engage in any business which is the same as or essentially the same as the Business of the Employer.

7.    Non-Solicitation of Customers. The Employee agrees that during his employment by the Employer hereunder and, in the event of his termination by the Employer for Cause pursuant to Section 3.2.1(a), by the Employee without Cause pursuant to Section 3.2.2(b) or by the Employee in connection with a Change in Control pursuant to Section 3.3, for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer’s customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last two (2) years of his employment, for purposes of providing products or services that are competitive with those provided by the Employer.

8.    Non-Solicitation of Employees. The Employee agrees that during his employment by the Employer hereunder and, in the event of his termination by the Employer for Cause pursuant to Section 3.2.1(a), by the Employee without Cause pursuant to Section 3.2.2(b) or by the Employee in connection with a Change in Control pursuant to Section 3.3, for a period of twelve (12) months thereafter, he will not (except on behalf of or with the prior written consent of the Employer), within the Area, on his own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, directly or by assisting others, any employee of the Employer or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Employer or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

9.    Remedies. The Employee agrees that the covenants contained in Sections 5 through 8 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should he breach any of the covenants. Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. The Employer and the Employee agree that all remedies available to the Employer or the Employee, as applicable, shall be cumulative.

10.    Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

11.    No Set-Off by the Employee. The existence of any claim, demand, action or cause of action by the Employee against the Employer, or any Affiliate or the Employer, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

12.    Notice. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

(i)    If to the Employer, to it at:

Chairman, Board of Directors
Community Capital Bancshares
2815 Meredyth Drive
Albany, GA 31707

(ii)    If to the Employee, to him at:

Keith G. Beckham
                                                                600 E. County Road # 8
                                                                Ashford, AL 36312

13.    Assignment. Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto.

14.    Waiver. A waiver by the Employer of any breach of this Agreement by the Employee shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

15.    Arbitration. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered only in the State Court of Dougherty County or the federal court for the Middle District of Georgia. The Employer and the Employee agree to share equally the fees and expenses associated with the arbitration proceedings.

16.    Attorneys’ Fees. In the event that the parties have complied with this Agreement with respect to arbitration of disputes and litigation ensues between the parties concerning the enforcement of an arbitration award, the Employer shall pay all costs and expenses in connection with such litigation until such time as a final determination (excluding any appeals) is made with respect to the litigation. If the Employer prevails in such litigation, the Employer shall be entitled to receive from the Employee all reasonable costs and expenses, including without limitation attorneys’ fees, incurred by the Employer on behalf of the Employee in connection with such litigation, and the Employee shall pay such costs and expenses to the Employer promptly upon demand by the Employer.

17.    Applicable Law. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia.

18.    Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

19.    Entire Agreement. This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement. No amendment or modification of this Agreement shall be valid or biding upon the Employer or the Employee unless made in writing and signed by both parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

20.    Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

21.    Survival. The obligations of the Employee pursuant to Sections 5, 6, 7, 8 and 9 shall survive the termination of the employment of the Employee hereunder for the period designated under each of those respective sections.

22.    Joint and Several. The obligations of the Bank and the Company to Employee hereunder shall be joint and several.

IN WITNESS WHEREOF, the Employer and the Employee have executed and delivered this Agreement as of the date first shown above.

THE BANK:

AB&T NATIONAL BANK

By: /s/ J. C. Sorrells
Print Name: J.C. Sorrells
Title: Director

THE COMPANY:

                COMMUNITY CAPITAL BANCSHARES, INC.

By: /s/ Charles M. Jones, III
Print Name: Charles M. Jones, III
Title: Chairman

THE EMPLOYEE:

/s/ Keith G. Beckham
KEITH G. BECKHAM